Exhibit 5.10

[Oppenheimer Wolff & Donnelly LLP Letterhead]

September 11, 2013

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Re: Registration Statement on Form S-4 of ADS Waste Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Advanced Disposal Services Rolling Hills Landfill, Inc., a Minnesota corporation, Advanced Disposal Services Vasko Solid Waste, Inc., a Minnesota corporation, and Advanced Disposal Services Vasko Rubbish Removal, Inc., a Minnesota corporation (collectively the “Minnesota Guarantors”), in connection with the preparation and filing by ADS Waste Holdings, Inc., a Delaware corporation (the “Company” and the parent of the Minnesota Guarantors), of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 8 1⁄4% Senior Notes due 2020 (the “Exchange Notes”) and the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as guarantors, which includes the Minnesota Guarantors (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $550,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 8  1⁄4% Senior Notes due 2020 issued on October 9, 2012 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of October 9, 2012 (as amended and supplemented, the “Indenture”), among ADS Waste Escrow Corp. and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In our capacity as counsel to the Minnesota Guarantors, we have reviewed originals or copies of the following documents:

(a)	The Indenture, including the Exchange Note Guarantees.

(b)	A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

ADS Waste Holdings, Inc.

September 11, 2013

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The registration rights agreement, dated as of October 9, 2012, among the Company and Deutsche Bank Securities Inc., as representative of the several Initial Purchasers named therein.

(d)	Originals or copies of such other corporate records of the Minnesota Guarantors, certificates of public officials and of officers of the Minnesota Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination of such documents, we have assumed, in addition to the other assumptions set forth herein, that all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are accurate and complete, all documents submitted to us as copies are true, correct and complete copies of originals thereof, and the legal capacity of all natural persons. In our examination of documents executed by parties other than the Minnesota Guarantors, we have assumed that such parties have all necessary corporate or other power, authority and legal right to execute and deliver such documents and perform their respective obligations thereunder and have also assumed the due authorization by all requisite action of the execution and delivery of such documents by such parties.

As to questions of fact relevant to this opinion, without any independent investigation or verification we have relied upon, and assumed the accuracy of, the representations and warranties of each party made in the Opinion Documents and the other documents and certificates delivered in connection therewith, certificates of officers of the Company and certificates and records of public officials.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.	Each of the Minnesota Guarantors is a corporation validly existing and in good standing under the laws of Minnesota.

2.	Each of the Minnesota Guarantors has the power and authority to create the obligations applicable to it under the Opinion Documents.

3.	The execution, delivery and performance by each of the Minnesota Guarantors of the Opinion Documents to which it is a party has been duly authorized by all necessary corporate action.

4.	The Indenture has been duly executed and delivered by each of the Minnesota Guarantors.

ADS Waste Holdings, Inc.

September 11, 2013

This opinion is limited to the internal laws of the State of Minnesota, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We express no opinion as to the applicable choice of law rules that may affect the interpretation or enforcement of the Opinion Documents. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

This opinion letter is rendered to you in connection with the Exchange Offer.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Shearman & Sterling LLP in connection with the Exchange Offer and the filing of the Registration Statement.

Very truly yours,

/s/ OPPENHEIMER WOLFF & DONNELLY LLP
OPPENHEIMER WOLFF & DONNELLY LLP